Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction
TTEC Services Corporation	Nevada, USA
TTEC Government Solutions, LLC	Colorado, USA
TTEC Digital, LLC	Texas, USA
TTEC Healthcare Solutions, Inc.	Delaware, USA
TTEC Financial Services Management, LLC	Delaware, USA
Percepta, LLC	Delaware, USA
TTEC Canada Solutions, Inc.	Canada
TTEC Digital Canada, Inc.	Canada
TTEC Europe B.V.	Netherlands
TTEC B.V.	Netherlands
TTEC CX Solutions Mexico, S.A. de C.V.	Mexico
TTEC India Customer Solutions Private Limited	India
TTEC Digital Analytics India LLP	India
TTEC Brasil Servicos Ltda.	Brazil
TTEC Eastern Europe EAD	Bulgaria
TTEC International Pty Ltd.	NSW, Australia
AZTech Labs Pty Ltd.	Australia
TTEC Customer Care Management Philippines, Inc.	Philippines
TTEC Customer Care Management – Philippine Branch	Philippines
TTEC Consulting (UK) Limited	United Kingdom
TTEC (UK) Solutions Limited	United Kingdom
TTEC Customer Care Management (Ireland) Limited	Ireland
TTEC Technology Ireland, Limited	Ireland
TTEC Europe B.V. Spolka z Organiczona Odpowiedzialnoscia Oddzial w Polsce	Poland
TTEC Solutions South Africa Proprietary Limited	South Africa
TTEC Egypt LLC	Egypt
Aegean TTEC Solutions Single Member IKE	Greece
TTEC CX Solutions Colombia S.A.S.	Colombia
TTEC CX Solutions Malaysia SDN. BHD	Malaysia